Exhibit 23.1

kpmg

KPMG LLP
Chartered Accountants	Telephone (416) 228-7000
Yonge Corporate Centre	Telefax (416) 228-7123
4100 Yonge Street Suite 200	www.kpmg.ca
North York ON M2P 2H3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diversinet Corp.

We consent to the incorporation by reference in the registration statement (No. 333-148003) on Form S-8, the registration statement (No. 333-146608) on Form F-3/A, the registration statement (No. 333-136181) on Form F-3/A, the registration statement (333-144168) on Form S-8, the registration statement (No. 333-144167) on Form S-8, the registration statement (no: 333-144166) on Form S-8, the registration statement (No. 333-136178) on Form S-8, the registration statement (No. 333-128975) on Form F-1/A, the registration statement (No. 333-122284) on Form F-1/A, the registration statement (No. 333-125085) on Form S-8, the registration statement (No. 333-122284) on Form F-3, the registration statement (No. 333-113646) on Form F-3/A, the registration statement (No. 333-114674) on Form S-8, the registration statement (No. 333-107251) on Form F-3/A, the registration statement (No. 333-103356) on Form S-8 and the registration statement (333-88010) on Form F-3/A of Diversinet Corp. of our report dated March 1, 2013, with respect to the consolidated balance sheets of Diversinet Corp. as of December 31, 2012 and December 31, 2011, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2012 which report appears in the December 31, 2012, Annual Report on Form 20-F of Diversinet Corp.

/s/ KPMG LLP

Toronto, Canada

March 4, 2013